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                                                                     EXHIBIT 4.6

                       TERMINATION AND RELEASE AGREEMENT

                  This Termination and Release Agreement ("Agreement") is entered into as of this 20th day of September 1996 by and among JOHN BRENNAN, BRAD E. HOLLINGER, ROBERT SUTTON, BRIAN BARTH, all individuals, K.D. INVESTMENT, and SAE PARTNERS each a Pennsylvania general partnership, which constitute all of the holders of common or preferred stock of Balanced Care Corporation (collectively, the "Shareholders"), and BALANCED CARE CORPORATION, INC., a Delaware corporation ("BCC").

                              W I T N E S S E T H:

                  WHEREAS, on September 20, 1995 the Shareholders executed a Shareholders' Agreement (the Shareholders' Agreement") for the purpose of agreeing upon certain aspects of the relationship between them as shareholders of Balanced Care Corporation ("BCC"); and

                  WHEREAS, in order to obtain additional equity, BCC is proposing to sell a Series B Convertible Preferred Stock issue in a private placement to a small group of accredited investors (collectively, the "Investors") pursuant to the terms of that certain Series B Stock Purchase Agreement dated the ____ day of September 1996 (the "Stock Purchase Agreement"); and

                  WHEREAS, it is a condition of the Stock Purchase Agreement that the Shareholders' Agreement be terminated; and

                  WHEREAS, the Shareholders wish to terminate their respective rights under the Shareholders' Agreement and release each other from all further obligations and duties under the Shareholders' Agreement.

                  NOW, THEREFORE, for the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                  1. The Shareholders hereby agree that the Shareholders' Agreement shall terminate as of the Effective Date (as hereinafter defined) without any further action of any party hereto.

                  2. As of the Effective Date, the Shareholders and their respective successors and assigns, and BCC and its successors and assigns fully release, remise and forever discharge each other and their respective successors and assigns from any and all actions, causes of action, debts, obligations, claims, suits, dues, demands, duties, damages, liabilities and expenses (including reasonable attorneys' fees) whether in law or equity or otherwise, which the Shareholders or BCC ever had, now have or may have, past, present or future, by reason of, involving, relating to, or arising in connection with the Shareholders' Agreement, it being understood that such release and discharge does not constitute a release or discharge of claims


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between and among the Shareholders individually based upon or arising out of their respective individual statutory or common law rights against each other as shareholders of BCC.

                  3. The Effective Date, as used herein, shall be the date upon which the Investors first purchase shares of the Series B Convertible Preferred Stock from BCC in accordance with the terms and conditions of the Stock Purchase Agreement.

                  4. The parties agree that they will do all things that may be necessary, including, without limitation, the execution of any and all additional documents as may reasonably be required to implement and effectuate this Agreement.

                  5. This Agreement shall be binding upon, and shall inure to the benefit of, the respective parties hereto and their respective successors and assigns. Any person executing this Agreement on behalf of BCC, K.D. Investment, and SAE Partners represents and warrants that he/she has the requisite power and authority to execute and deliver this Agreement and to bind their respective entity to the terms and conditions hereof.

                  6. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, excluding its conflict of law provisions. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter herein, and may not be amended or modified except by a writing executed by all parties hereto.

                  IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement on this 20 day of September, 1996.


BALANCED CARE CORPORATION, INC.
a Delaware Corporation


By: /s/ William T. McCarthy
   --------------------------------
         Name:  William T. McCarthy
         Title: Chief Financial Officer



SHAREHOLDERS:

/s/ Brad E. Hollinger                       /s/ Robert J. Sutton
------------------------------------        -----------------------------------
BRAD E. HOLLINGER                           ROBERT J. SUTTON

                      [SIGNATURES CONTINUED ON NEXT PAGE]


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                   [SIGNATURES CONTINUED FROM PREVIOUS PAGE]



/s/ Brian L. Barth                          /s/ John Brennan
--------------------------------------      -----------------------------------
BRIAN L. BARTH                              JOHN BRENNAN



K.D. INVESTMENT                             SAE PARTNERS,
a Pennsylvania partnership                  a Pennsylvania partnership



By: /s/  David Barber                        By: /s/  F. David Carr
   -----------------------------------          -------------------------------
         Name:  David Barber                        Name:  F. David Carr
         Title: Managing Partner                    Title: Managing Partner